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                                                                     EXHIBIT 3.4

                                   COMPANY ACT

                                   MEMORANDUM

I wish to be formed into a company with limited liability under the "Company Act" in pursuance of this memorandum.

1.   The name of the Company is STRESSGEN GENE THERAPIES CORP.

2. The authorized capital of the Company consists of 50,020,000 shares divided into:

     (a)  50,000,000 Common shares without par value;
     (b)  10,000 Class A Preferred shares with a par value of $1.00 each; and
     (c)  10,000 Class B Preferred shares with a par value of $1.00 each.

3. Special rights and restrictions attached to the shares are set out in the articles.

4. I agree to take the number and kind and class of shares in the Company set opposite my name.

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Full Name, Resident Address and                    Number and Kind and Class of
Occupation of Subscriber                           Shares Taken by Subscriber

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/s/ Robert C. Strother
- -------------------------                          1 Common share without par
Robert C. Strother                                 value
965 Burley Drive
West Vancouver, BC V2T 2V7
Solicitor


                                                   ---------------------------
Total Shares Taken......                           1 Common share without par
                                                   value

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Dated April 17, 1997.